Exhibit 2.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of October 6, 2014, by and between SPIRIT MASTER FUNDING IX, LLC, a Delaware limited liability company (“Purchaser”), and GREENWOOD BURGERS REAL ESTATE, INC., an Indiana corporation (“Greenwood Burgers Real Estate”); CASCADE BURGERS REAL ESTATE, INC., a Michigan corporation (“Cascade Burgers Real Estate”); AMC HAMMOND REAL ESTATE, INC., an Indiana corporation (“AMC Hammond Real Estate”); AVON BURGERS REAL ESTATE, INC., an Indiana corporation (“Avon Burgers Real Estate”); AMC BIRCH RUN REAL ESTATE, INC., a Michigan corporation (“AMC Birch Run Real Estate”); WESTFIELD BURGERS REAL ESTATE, INC., an Indiana corporation (“Westfield Burgers Real Estate”); AMC CANTON REAL ESTATE, INC., a Michigan corporation (“AMC Canton Real Estate”); AMC WESLEY CHAPEL REAL ESTATE, INC., a Florida corporation (“AMC Wesley Chapel Real Estate”); ANSLEY GROUP, L.L.C., a Michigan limited liability company (“Ansley Group”); AMC BRANDON REAL ESTATE, INC., a Florida corporation (“AMC Brandon Real Estate”); and AMC BAGLEY REAL ESTATE, INC., a Michigan corporation (“AMC Bagley Real Estate”), (Greenwood Burgers Real Estate, Cascade Burgers Real Estate, AMC Hammond Real Estate, Avon Burgers Real Estate, AMC Birch Run Real Estate, Westfield Burgers Real Estate, AMC Canton Real Estate, AMC Wesley Chapel Real Estate, Ansley Group, AMC Brandon Real Estate, and AMC Bagley Real Estate are referred to collectively as the “Seller”). Except as otherwise expressly defined herein, capitalized terms will have the meanings set forth in Article I below.

WITNESSETH:

For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereby mutually covenant and agree as follows:

ARTICLE I

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Agreement:

“Additional Title Objection” has the meaning set forth in Section 3.01(d)(ii).

“Affiliate” or any derivation thereof, means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, “controls”, “under common control with” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

“Allocations” has the meaning set forth in Section 2.02.

“Assignment of Warranties” has the meaning set forth in Section 6.01(a)(iii)(B).

“Bill of Sale” has the meaning set forth in Section 6.01(a)(iii)(C).

“Birch Run Property” has the meaning assigned to such term in Section 2.03.

“Business Day” means a day on which banks located in Scottsdale, Arizona are not required or authorized to remain closed.

“Closing” shall have the meaning set forth in Section 4.01.

“Closing Date” means the date specified as the closing date in Section 4.01.

“Closing Deadline” means fifteen (15) Business Days following the expiration of the applicable Inspection Period or any other date mutually agreed upon by Seller and Purchaser.

“Completion Date” means, for either the Wesley Chapel Property or any of the Properties Under Construction, the first date on which each of the following is satisfied with respect to any such Property: (a) construction of all site improvements, curbs, driveway areas, building structures with respect to such Property are completed, all utilities have been installed, and all parking areas (including ADA areas) are striped, as evidenced by a certificate of completion executed by Seller’s architect or contractor, and (b) Purchaser receives a written notice from Seller stating that the conditions in the immediately preceding clause (a) have been satisfied with respect to such Property (accompanied by a copy of such certificate of completion).

“Deeds” means those certain general, special or limited warranty grant deeds, as agreed to by Seller and Purchaser, whereby an entity comprising Seller conveys to Purchaser all of such entity’s right, title and interest in and to each Real Property, free and clear of all Liens, restrictions, encroachments and easements, except the Permitted Encumbrances.

“Effective Date” means (a) with respect to the Initial Closing Properties, the date of execution of this Agreement by both Seller and Purchaser, and (b) with respect to the Wesley Chapel Property and each Property Under Construction, the Completion Date for each such Property.

“Environmental Proof of Insurance” has the meaning set forth in Section 6.01(xv).

“Environmental Liens” means all liens and other encumbrances imposed pursuant to any Hazardous Materials Law.

“Environmental Report” has the meaning set forth in Section 3.04.

“Existing Leases” has the meaning assigned to such term is Section 2.03.

“Facilities” means the uses described on Exhibit E and uses incidental thereto.

“Franchise Agreement(s)” means any supply, distribution, franchise, license and/or area development agreement between Franchisor and Tenant and any amendments, extensions and supplements thereto.

“Franchise Certificate(s)” has the meaning set forth in Section 6.01(g).

“Franchise Properties” has the meaning assigned to such term in Section 3.02.

“Franchisor” means Buffalo Wild Wings International, Inc., or its successor.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof, any other entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.

“Guaranty” shall mean a guaranty of an Existing Lease from Guarantor to the landlord pursuant to each Existing Lease, as the same may from time to time be amended.

“Guarantor” means Diversified Restaurant Holdings, Inc., a Nevada corporation.

“Hazardous Materials” includes: (a) oil, petroleum products (including any and all constituents and additives), flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants which pose a hazard to a Property or to Persons on or about a Property, cause a Property to be in violation of any local, state or federal law or regulation, (including without limitation, any Hazardous Materials Law), or are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “contaminants”, “pollutants”, “regulated substances” or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; (iv) the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; and (v) regulations adopted and publications promulgated pursuant to the aforesaid laws; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million contained in transformers or other equipment; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the occupants of a Property or the owners and/or occupants of any property adjoining a Property.

“Hazardous Materials Laws” includes any and all federal, state and local laws, rules, regulations, statutes, and requirements pertaining or relating to the environmental condition of a Property or to Hazardous Materials.

“Indemnified Parties” has the meaning set forth in Section 8.05.

“Initial Closing Properties” means the Properties other than the Wesley Chapel Property and the Properties Under Construction.

“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it a bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any such Person, either such proceeding shall remain undismissed for a period of 120 days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate or other formal action to authorize any of the actions set forth above in this definition.

“Inspection Period” means (a) with respect to the Initial Closing Properties, a 30-day period commencing as of the Effective Date, and (b) with respect to each of the Properties Under Construction and the Wesley Chapel Property, a period (for each such Property) commencing on the Completion Date with respect to each such Property, and ending 30 days thereafter.

“Inspections” has the meaning set forth in Section 3.08(a).

“Lease Proof of Insurance” has the meaning set forth in Section 6.01(a)(iv).

“Legal Requirements” has the meaning set forth in Section 5.01(e).

“Letter of Intent” means that certain Letter of Intent dated August 8, 2014 between Spirit Realty Capital and Tenant with respect to the Transaction, and any amendments or supplements thereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Losses” means any and all claims, lawsuits, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, interest, charges, fees, expenses, judgments, decrees, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, attorneys’ fees, court costs and costs incurred in the investigation, defense and settlement of claims).

“Memorandum of Lease” has the meaning set forth in Section 6.01(a)(iii)(A).

“Non-Foreign Seller Certificate” has the meaning set forth in Section 6.01(a)(vi).

“Notices” has the meaning set forth in Section 8.03.

“OFAC List” means the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Permitted Amounts” means, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms, the use, storage or release of which does not constitute a violation of or require regulation under any Hazardous Materials Laws and is customarily employed in the ordinary course of business of, or associated with, similar businesses located in the state or states in which each Property is located.

“Permitted Encumbrances” means, with respect to each Property, (a) the lien of any real estate taxes, special assessments, water and sewer charges, not yet due and payable; and (b) those recorded easements, restrictions and encumbrances set forth as exceptions in the Title Commitment and in the Title Policy to be issued by Title Company to Purchaser with respect to such Property and approved by Purchaser in its sole discretion in connection with this Agreement.

“Person” means any natural person, firm, corporation, partnership, limited liability company, other entity, state, political subdivision of any state, the United States of America, any agency or instrumentality of the United States of America, any other public body or other organization or association.

“Property” or “Properties” has the meaning set forth in Section 2.01

“Properties Under Construction” has the meaning assigned to such term in Section 2.07.

“Purchase Price” means the amount specified in Section 2.02.

“Purchaser Event of Default” has the meaning set forth in Section 7.04.

“Questionnaire” means that certain Questionnaire regarding information about Seller, Tenant, and any equity owners thereof, to be completed and executed by Seller, and delivered to Purchaser as provided in Section 3.01(d)(iv), in form attached hereto as Exhibit D.

“Real Property” has the meaning set forth in Section 2.01(a).

“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any Hazardous Materials Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.

“Related Contract” has the meaning assigned to such term in Section 2.01.

“Seller Documents” has the meaning set forth in Section 3.01(d)(iv).

“Seller Entity” or “Seller Entities” means individually or collectively, as the context may require, Seller, Tenant and any Affiliate of Seller and Tenant.

“Seller Event of Default” has the meaning set forth in Section 7.01.

“Surveys” has the meaning set forth in Section 3.03.

“Tenants” means collectively, Greenwood Burgers, Inc. an Indiana corporation, tenant of the Greenwood Property; Cascade Burgers, Inc., a Michigan corporation, tenant of the Cascade Property; AMC Hammond, Inc., an Indiana corporation, tenant of the Hammond Property; Avon Burgers, Inc., an Indiana corporation, tenant of the Avon Property; AMC Birch Run, Inc., a Michigan corporation, tenant of the Birch Run Property; Westfield Burgers, Inc., an Indiana corporation, tenant of the Westfield Property; Canton Burgers, Inc., a Michigan corporation, tenant of the Canton Property; AMC Wesley Chapel, Inc., a Florida corporation, tenant of the Wesley Chapel Property; Birch Run Burgers, Inc., a Michigan corporation, tenant of the Birch Run Property; Bearcat Enterprises, Inc., a Michigan corporation, tenant of the Clinton Township Property; MCA Enterprises Brandon, Inc., a Michigan corporation, tenant of the Brandon Property; and AMC Bagley, Inc., a Michigan corporation, tenant of the Gaylord Property. “Tenant” means any one of the Tenants.

“Title Commitments” has the meaning set forth in Section 3.01(a).

“Title Company” means First American Title Insurance Company, National Commercial Services, 2425 East Camelback Road, Suite 300, Phoenix, Arizona (Brandon Grajewski) or an alternative title insurance company selected by Purchaser.

“Title Objection” has the meaning set forth in Section 3.01(d)(i)

“Title Policies” has the meaning set forth in Section 3.01(a).

“Transaction” has the meaning set forth in Section 2.01.

“Transaction Costs” means all out-of-pocket costs and expenses incurred in connection with the Transaction (whether or not the Transaction closes), including, but not limited to (a) the procurement by Purchaser, or if the same is provided by Seller, the update, of any Environmental Report, Survey, Title Commitment, Zoning Evidence and Title Policy, (b) the Valuations and (c) all taxes (including documentary stamp taxes and transfer taxes), escrow, closing, transfer and recording fees.

“Transaction Documents” means this Agreement, the Existing Leases (and amendments thereto), the Memoranda of such leases, the Deeds, the Bill of Sale, the Lease Proof of Insurance, the Non-Foreign Seller Certificate, each Guaranty (and amendments thereto), the Assignment of Warranties, any and all documents referenced herein and therein, and such other documents, payments, instruments and certificates as are reasonably required by Purchaser and/or the Title Company.

“UST Regulations” means 40 C.F.R. § 298 Subpart H – Financial Responsibility, or any equivalent state law, with respect to petroleum underground storage tanks (as such term is defined under 40 C.F.R. § 290.12 or any equivalent state law).

“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

“Valid Environmental Objection” has the meaning set forth on Schedule 1.

“Valid Title Objection” has the meaning set forth in Schedule 1.

“Valuation” or “Valuations” has the meaning set forth in Section 3.05.

“Wesley Chapel Property” has the meaning assigned to such term in Section 2.06.

“Zoning Evidence” has the meaning set forth in Section 3.07.

ARTICLE II

PURCHASE OF PROPERTIES

Section 2.01     Agreement to Purchase. Purchaser agrees to purchase, and Seller agrees to sell, in accordance with the terms, conditions and stipulations set forth in this Agreement (the “Transaction”), all of Seller’s right, title and interest in and to:

(a)     the parcels of real property, as more particularly described on Exhibit A-1 through Exhibit A-11 attached hereto, and any and all improvements thereon and appurtenances thereto (collectively, the “Real Properties” and individually a “Real Property”), it being understood that Seller represents to Purchaser that Exhibit A-1 through Exhibit A-11 sets forth each Real Property owned by the respective entities comprising Seller;

(b)     all fixtures affixed thereto, but excluding all USTs, personal property, furniture, and trade fixtures presently located on each Real Property

(c)     all plans, specifications and studies pertaining to each Real Property in Seller’s possession or under its control;

(d)     all mineral, oil and gas rights (to the extent Seller owns same); water rights; sewer rights; and other utility rights allocated to each Real Property;

(e)     all leases and rental agreements relating to the Real Property or any portion thereof, including without limitation, all rent, prepaid rent, security deposits and other payments and deposits (subject to the requirements of this Agreement); and

(f)     all appurtenances, easements, licenses, privileges and other property interests belonging or appurtenant to a Real Property (all of the foregoing items in clauses (a) through (f) above, now or hereafter existing, individually, a “Property” and collectively, the “Properties”).

A separate Purchase and Sale Agreement dated contemporaneously herewith is being executed with respect to real property commonly known as Berkley Bagger Dave’s (the “Related Contract”). If this Agreement is terminated as to all Properties, then the Related Contract may be terminated by either Purchaser or by the Seller.

Section 2.02     Purchase Price. The aggregate purchase price to be paid by Purchaser to the Seller for the Properties is Twenty-Four Million Six Hundred Forty Five Thousand Two Hundred Seven Dollars and No Cents ($24,645,207.00) (the “Purchase Price”). The allocations on Exhibit F to this Agreement (the “Allocations”) shall be used solely for purposes of determining the title insurance and transfer taxes (or documentary stamp taxes, as the case may be) payable with respect to each Property. The Purchase Price for each Property, as adjusted pursuant to requirements of this Agreement, shall be paid by Purchaser in immediately available federal funds at Closing.

Section 2.03     Lease of Properties. Seller represents to Purchaser that each Property is subject to an existing lease (“Existing Lease”) with a Tenant which is an affiliate of Guarantor, except the Property known as Birch Run (the “Birch Run Property”) which is subject to two (2) Existing Leases. On or before the expiration of the Inspection Period for a Property, Tenant and Purchaser shall agree upon (a) the form of any amendment to an Existing Lease for such Property and (b) the form of an amendment to the Guaranty relating to such Property (such that each Guaranty is a guaranty of all obligations pursuant to each Existing Lease for the entire term thereof (including renewals)), except that the Guaranties relating to the two Properties described in the Related Contract shall be a guaranty only of all obligations pursuant to the Existing Leases for such two Properties arising during the 10-year period following the Closing Date with respect to each such Property). If the parties are unable to agree to the form of any such amendment, then Purchaser’s sole remedy is to exercise its rights pursuant to Section 3.09 of this Agreement.

Section 2.04     Prorations. In view of the leases of the Properties to respective Tenants and Tenants’ obligations thereunder, there shall be no proration of insurance, taxes, special assessments, utilities or any other costs related to the Properties between Seller and Purchaser at Closing. All real and personal property and other applicable taxes and assessments, utilities and any other charges relating to the Properties shall be paid by the Tenants of their respective Property in accordance with the terms of the Existing Leases except that Seller shall pay (or cause each Tenant to pay) at the Closing of a Property all real estate taxes and special assessments which are due and payable with respect to such Property as of Closing. For all periods prior to the actual date of Closing, Seller represents and covenants to Purchaser that Seller has paid (or will pay, to the extent payment is not yet due) all state and local income, franchise, and other taxes (and any applicable interest or penalties) imposed upon, or payable by, Seller in each state where a Property is located. Seller shall indemnify, defend and hold harmless Purchaser of and from any claims, demands and causes of action asserted against Purchaser as a result of a breach of the foregoing representation and covenant. Such indemnification obligation shall survive the Closing. Seller shall deliver to the Title Company at Closing such affidavits, documents and security that Title Company may reasonably require so that Title Company can insure title to each Property free and clear of the lien of any state or local tax, and the performance Seller’s obligation set forth in this sentence shall be a condition to Purchaser’s obligation to purchase the Properties.

Section 2.05     Transaction Costs. Seller and Purchaser shall be responsible for the payment of Transaction Costs incurred by Seller and Purchaser in connection with the Transaction as follows:

(a)     Seller and Purchaser shall each be responsible for the payment of the fees and expenses of their respective legal counsel, accountants and other professional advisers;

(b)     the costs of all of the following shall be paid by Seller: all realty transfer taxes (including all documentary stamp taxes), the Title Policies and Title Commitments, all recording fees for the conveyance documents, and all escrow fees and other charges of the Title Company;

(c)     the costs of all of the following shall be paid by Purchaser: the Valuations, the Environmental Reports, the Surveys and the Zoning Evidence.

The provisions of this Section 2.05 shall survive Closing or termination or expiration of this Agreement for any reason.

Section 2.06     Wesley Chapel. Seller represents to Purchaser that the Property in Wesley Chapel, Florida (“Wesley Chapel Property”) is under contract to be acquired by AMC Wesley Chapel Real Estate. If AMC Wesley Chapel Real Estate does not acquire such Property, then such Property shall be removed from the Properties to be acquired by Purchaser.

Section 2.07     Properties Under Construction. Seller represents to Purchaser that the improvements on the following Real Properties: The property in Canton (the “Canton Property”); the Birch Run Property and the property in Hammond (the “Hammond Property”) (collectively, the “Properties Under Construction”) are presently being constructed by Seller and, upon completion of construction, will be operated for the uses set forth on Exhibit E.

Section 2.08     Existing ROFR. A Property may be subject to a right of first refusal or purchase option in favor of a Franchisor Tenant, a predecessor in title or a third party pursuant to a recorded or unrecorded agreement (an “Existing ROFR”). If there is an Existing ROFR, upon full execution of this Agreement by Seller and Purchaser, Seller shall provide such party holding such ROFR with notice thereof and an opportunity to permit such party holding such ROFR to exercise its Existing ROFR within the time frame and in the manner provided in the applicable document. The form of such notice shall be approved by Purchaser before being sent by Seller; however, the parties acknowledge the form must also meet the requirements of Seller’s franchisor, Buffalo Wild Wings International, Inc. If such party holding such ROFR timely and properly exercises its Existing ROFR, Seller shall give Purchaser written notice thereof, whereupon this Agreement shall, at Purchaser's sole option, either (a) terminate in its entirety, Sellers shall pay all of Purchaser’s Transaction Costs and reasonable attorneys’ fees and costs within 10 days following receipt by Sellers of an invoice therefor, and neither Purchaser nor a Seller shall have any further duties or obligations under this Agreement except as otherwise provided herein, or (b) terminate as to that Property only, and neither Purchaser nor a Seller shall have any further duties or obligations under this Agreement as to that Property, except as otherwise provided herein. If a party holding a ROFR does not timely and properly exercise an Existing ROFR, or a party holding a ROFR gives the applicable Seller written notice of such party's intention not to exercise an Existing ROFR, Sellers shall promptly give Purchaser written notice thereof (including copies of any notices received from any party holding a ROFR).

ARTICLE III

DUE DILIGENCE

Section 3.01     Title Insurance.

(a)     Title Commitment and Title Policy. Within five (5) Business Days of the Effective Date, Purchaser shall order owner’s title insurance commitments (collectively, the “Title Commitments”) with respect to the Property or Properties issued by the Title Company, for such ALTA Owner’s Extended Coverage Title Insurance Policies, (collectively, the “Title Policies”). Purchaser may, at Purchaser’s expense, purchase endorsements to the Title Policies as Purchaser may elect. Purchaser shall cause copies of the Title Commitments to be delivered to Seller. For purposes of clarification, the parties acknowledge that there will be a Separate Effective Date for the Properties Under Construction, the Wesley Chapel Property, and all other properties.

(b)     Title Company. The Title Company is hereby employed by the parties to act as escrow closing agent in connection with this Transaction. This Agreement shall be used as instructions to the Title Company, as escrow agent, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail.

(c)     Title Company Actions. The Title Company is authorized to pay, at Closing, from any funds held by it for each party’s respective credit, all amounts necessary to procure the delivery of any documents and to pay, on behalf of Purchaser and Seller, all charges and obligations payable by them hereunder, respectively. Seller and Purchaser will pay all charges payable by them to the Title Company. The Title Company shall not cause the Transaction to close unless and until it has received written instructions from Purchaser and Seller to do so. The Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Seller and Purchaser or to interplead such documents and/or funds in an action brought in any such court.

(d)     Title Objections.

(i)     Within fifteen (15) days after the Purchaser’s receipt of all of the following: a Title Commitment (including legible copies of all title exceptions listed therein), the related Surveys, and the related Zoning Evidence for all Properties, Purchaser shall notify Seller and Title Company in writing (E-Mail is acceptable) of Purchaser’s objection to any exceptions or other title matters shown on a Title Commitment or the related Survey (each, a “Title Objection”). If any Title Objection with respect to a Property is not removed or resolved by Seller or Title Company to Purchaser’s satisfaction at least five (5) days prior to the Closing Date, then Purchaser shall have the option, as its sole remedy, subject to the last paragraph of this Section 3.01(d)(i), upon written notice to Seller on or before the Closing Date, to

(A)     terminate this Agreement, in which event neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein, or

(B)     remove the applicable Property from the Properties to be conveyed hereunder (but only if there is a Valid Title Objection with respect to such Property), with an appropriate reduction in the Purchase Price based on the Allocations, and proceed to close with respect to the remaining Properties.

(ii)     If any supplement to a Title Commitment or the related Survey discloses any additional title defects which were not created by or with the consent of Purchaser, and which are not acceptable to Purchaser, Purchaser shall notify Seller in writing of its objection thereto (each, an “Additional Title Objection”) within five (5) days following receipt of such supplement or revision. If any Additional Title Objection is not removed or resolved by Seller to Purchaser’s satisfaction at least five (5) days prior to the Closing Date, then Purchaser shall have the option, as its sole remedy, to

(A)     terminate this Agreement upon written notice to Seller on or before the Closing Date, in which event neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein, or

(B)     remove the applicable Property from the Properties to be conveyed hereunder (but only if there is a Valid Title Objection with respect to such Property), with an appropriate reduction in the Purchase Price based on the Allocations, and proceed to close with respect to the remaining Property.

In no event may the aggregate number of Properties removed pursuant to Section 3.01(d)(i)(B), Section 3.01(d)(ii)(B) and Section 3.04(B) exceed three (3) Properties, and no more than an aggregate of two (2) Properties operated as a Bagger Dave’s may be removed pursuant to those Sections. If Purchaser terminates the Related Contract for any reason other than a casualty, a condemnation or a breach by the seller thereunder, then the reference in in the immediately preceding sentence to “three (3) Properties” shall be changed to “two (2) Properties.”

(iii)     Purchaser’s failure to timely deliver a Title Objection or an Additional Title Objection shall be deemed Purchaser’s acceptance of the matters disclosed by the Title Commitment and related Survey. If Purchaser does not terminate this Agreement by reason of any Title Objection or Additional Title Objection, as provided in this Section 3.01 then such Title Objection or Additional Title Objection shall be deemed waived and approved by Purchaser and shall thereafter be deemed a Permitted Encumbrance (but subject to Section 3.01(d)(iv) of this Agreement).

(iv)     Notwithstanding anything to the contrary set forth in this agreement to the contrary, any mortgage lien, deed of trust lien, tax lien, judgment lien and/or mechanics liens affecting any Property must be paid and satisfied by Seller at Closing, whether or not Purchaser objects thereto, and such items shall be a Valid Title Objection and shall be deemed to be included in all Title Objections and Additional Title Objections even if not specifically so included by Purchaser, and none of such items shall in any event be deemed to be a Permitted Encumbrance.

(v)     If Seller is unable to convey title to a Property free and clear of the lien of any state or local tax, Seller shall be responsible for either paying such tax or providing to the Title Company security (such as a cash deposit) so that the Title Company can issue a Title Policy with respect to such Property to Purchaser free and clear of such liens, whether or not Purchaser includes such liens as a Title Objection or Additional Title Objection.

Section 3.02      Seller Documents. With reasonable promptness, but in no event later than three (3) Business Days following the Effective Date, Seller shall deliver to Purchaser the following items to the extent the same exist and are in Seller’s possession or under its control (collectively, the “Seller Documents”):

(a)     “as-built” plans and specifications for each of the Properties;

(b)     a certificate of occupancy (or its jurisdictional equivalent) for each of the Properties in which the respective Tenants are open and operating (it being understood that for the Wesley Chapel Property and the Properties Under Construction, Seller need not deliver a certificate of occupancy until substantial completion of the improvements at such Property);

(c)     all surveys related to the Properties;

(d)     all environmental reports related to the Properties (including without limitation, Phase I and Phase II environmental investigation reports);

(e)     all appraisals or valuations related to the Properties;

(f)     full and complete copies of any existing leases and current rent rolls related thereto and all other agreements related to the Properties, together with all amendments and modifications thereof and all correspondence with tenants for the last two years;

(g)     Seller’s and Tenant’s financial statements and unit-level financial statements for the previous three years or such shorter time as the Tenant of each Property has been open for business;

(h)     the completed and executed Questionnaire;

(i)     a copy of the most current tax bills for each of the Properties;

(j)     a copy of all Franchise Agreements which will be in effect immediately following Closing (Sellers represent to Purchaser that only the following Properties (the “Franchise Properties”) are (or will be) subject to Franchise Agreements: the Hammond Property, the Birch Run Property, the Wesley Chapel Property, the Clinton Township Property, the Brandon Property, and the Gaylord Property; and

(k)     all other documents related to the ownership, lease and operation of the Properties, and reasonably requested by Purchaser.

Section 3.03     Survey. If Seller does not have possession or control of, or fails to deliver, the surveys referenced in Section 3.02(c) or if such surveys are delivered and either such surveys are not “as built” surveys or are more than two (2) years old, or the Title Company or Purchaser requires updates thereof or revisions thereto, Purchaser shall, as part of the Transaction Costs, order a current ALTA/ACSM “as built” survey as required for each such Property from one or more surveyors selected by Purchaser (collectively, the “Surveys”). The Surveys shall show all improvements and shall plot all exceptions shown on the applicable Title Commitment (to the extent plottable), certified in favor of Purchaser, any requested Affiliate of Purchaser and Title Company in a manner reasonably acceptable to Purchaser and prepared in accordance with the appropriate “ALTA/ACSM” minimum standards.

Section 3.04     Environmental. If Seller does not have possession or control of, or fail to deliver, the environmental reports referenced in Section 3.02(d), or if such environmental reports are delivered and Purchaser, in its sole discretion, requires updates thereof, Purchaser shall, as a part of the Transaction Costs, order a current complete Phase I environmental investigation report for each of the Properties, and, if any environmental investigation report recommends additional subsurface investigation of any Property, Seller shall permit Purchaser to perform such additional subsurface investigation (each Phase I environmental investigation report and each additional subsurface investigation report, if any, an “Environmental Report”), from one or more environmental inspection companies selected by Purchaser, detailing and analyzing certain aspects of such Property. If an Environmental Report is not acceptable to Purchaser, then Purchaser may:

(A)     terminate this Agreement, in which event neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein, or

(B)     remove the applicable Property from the Properties to be conveyed hereunder (but only if there is a Valid Environmental Objection with respect to such Property), with an appropriate reduction in the Purchase Price based on the Allocations, and proceed to close with respect to the remaining Properties.

In no event may the aggregate number of Properties removed pursuant to Section 3.01(d)(ii)(B) and Section 3.04(B) exceed three (3) Properties, and no more than an aggregate of two (2) Properties operated as a Bagger Dave’s may be removed pursuant to those Sections. If Purchaser terminates the Related Contract for any reason other than a casualty, a condemnation or a breach by the seller thereunder, then the reference in in the immediately preceding sentence to “three (3) Properties” shall be changed to “two (2) Properties.”

Section 3.05     Valuations. Purchaser may order current site inspections and valuations of the Properties, separately stating values for each Property, from one or more parties selected by Purchaser (each a “Valuation”, and collectively, the “Valuations”), and Seller shall cooperate with Purchaser by promptly providing to Purchaser the Seller Documents and, if required, providing access to the Properties to Purchaser or its designee. Purchaser is not obligated to furnish Seller with copies of any Valuations that Purchaser may obtain.

Section 3.06     Intentionally omitted.

Section 3.07     Zoning; Franchise Certificates. Within 5 Business Days following the Effective Date, Purchaser shall order a zoning report setting forth information with respect to a Property’s compliance with all zoning ordinances of the Governmental Authority having jurisdiction over each Property (“Zoning Evidence”).

Section 3.08     Inspections. During the Inspection Period applicable to the Properties:

(a)     Purchaser may perform whatever investigations, tests and inspections (collectively, the “Inspections”) with respect to any one or more of the Properties that Purchaser deems reasonably appropriate; and

(b)     Seller shall, at all reasonable times:

(i)     provide Purchaser and Purchaser’s officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Properties, all drawings, plans, specifications and all engineering reports for and relating to the Properties in the possession or under the control of Seller, the files and correspondence relating to the Properties, and the financial books and records relating to the ownership, lease (if applicable), operation, and maintenance of the Properties; and

(ii)     allow such Persons to make such inspections, tests, copies, and verifications as Purchaser considers necessary.

Purchaser shall indemnify, defend and hold harmless Seller from and against any third party claims against Seller arising out of Purchaser’s inspection (other than as to any matters discovered by a Purchaser during its inspection) and shall repair damage to any of the Properties caused by Purchaser’s inspection. This indemnification shall survive the Closing for a period of six (6) months.

Section 3.09     Purchaser’s Right to Terminate. Notwithstanding any provision contained herein, in addition to its right to terminate this Agreement as set forth in Section 3.01(d), 3.04, 7.02 and 8.02, Purchaser may elect, if Purchaser finds the results of its due diligence investigation unacceptable, so long as Purchaser provides written notice thereof to Seller on or before expiration of the Inspection Period, to terminate this Agreement, in which event neither Seller nor Purchaser shall have any further duties or obligations under this Agreement except as otherwise provided herein.

ARTICLE IV

CLOSING

Section 4.01     Closing Date. It is the intention of the parties hereto to close on the purchase of Properties as follows:

(a)      The closing date for the Initial Properties shall be set by mutual agreement of Seller and Purchaser provided, however, that such closing date shall not extend beyond the Closing Deadline.

(b)      The closing date for the Wesley Chapel Property and for any one of the Properties Under Construction shall be set by mutual agreement of Seller and Purchaser but shall in no event extend beyond a date which is 15 Business Days following the last day of the Inspection Period for each such Property.

As used in this Agreement, “Closing” shall mean the closing with respect to the sale of a particular Property, and “Closing Date” shall mean the date of such Closing. In no event shall Purchaser be obligated to purchase a Property if any Closing Date is anticipated to occur on or after June 30, 2015. The parties shall deposit with the Escrow Agent all documents (including without limitation, the executed Transaction Documents) with respect to a Property as necessary to comply with the parties’ respective obligations hereunder on or before the Closing Date with respect to a Property or as otherwise mutually agreed upon by the parties. The parties shall deposit all funds required hereunder with the Escrow Agent on or before the Closing Date. It is contemplated that there will be one Closing Date for the Initial Closing Properties and separate Closing Dates for each of the Wesley Chapel Property and each of the Properties Under Construction.

Section 4.02     Funding. Notwithstanding any provision contained in this Agreement, funding of the Transaction by Purchaser shall be contingent upon the delivery of the executed Transaction Documents, satisfaction of the conditions precedent set forth herein and in the other Transaction Documents and confirmation by Purchaser’s counsel that it or the Title Company has possession of all Transaction Documents required by Purchaser.

Section 4.03     Possession. Possession of each Property, free and clear of all tenants or other parties in possession, except in accordance with the Existing Lease with respect to a Property, shall be delivered to Purchaser on the Closing Date.

ARTICLE V

REPRESENTATIONS WARRANTIES AND COVENANTS

Section 5.01     Seller. Seller represents and warrants to, and covenants with, Purchaser as follows (each reference in this Section 5.01 to “Seller” also means each entity comprising Seller):

(a)     Organization and Authority. The entities comprising Seller are each duly organized or formed, validly existing and in good standing under the laws of their respective states of organization, and each is qualified as a foreign limited liability company to do business in any jurisdiction where such qualification is required. Each entity comprising Seller has all requisite power and authority to own and operate the Property purportedly owned by it as set forth on Exhibit A-1 through Exhibit A-11 to this Agreement, to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents, and to carry out the Transaction. The Person who has executed this Agreement on behalf of Seller has been duly authorized to do so.

(b)     Enforceability of Documents. Upon execution by Seller and Tenant, respectively, this Agreement and the other Transaction Documents to which each is a party, shall constitute the legal, valid and binding obligations of Seller and Tenant, enforceable against Seller and Tenant in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)     No Other Agreements and Options. None of Seller, Tenant or any Property is subject to any commitment, obligation, or agreement, including, without limitation, any right of first refusal or offer or similar right to purchase or lease or option to purchase or lease granted to a third party, which could or would:

(i)     prevent Seller from completing, or impair Seller’s ability to complete, the sale of the Properties under this Agreement or the lease of the Properties pursuant to the lease agreements;

(ii)     bind Purchaser subsequent to consummation of the Transaction; or

(iii)     prevent the Guarantor from executing and delivering the Guaranty.

(d)     No Violations. The authorization, execution, delivery and performance of this Agreement and the other Transaction Documents will not:

(i)     violate any provisions of the charter documents of Seller and Tenant;

(ii)     result in a violation of or a conflict with, or constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under any other document, instrument or agreement to which Seller or Tenant is a party or by which Seller, Tenant, the Properties or any of the property of Seller or Tenant are subject or bound;

(iii)     result in the creation or imposition of any Lien, restriction, charge or limitation of any kind, upon Seller, Tenant or the Properties; or

(iv)     violate any law, statute, regulation, ordinance, code, rule or order of any court or Governmental Authority applicable to Seller or the Properties.

(e)     Compliance. To the best of Seller’s actual knowledge and subject to the completion of the Work In Progress as described in subsection (h) below, Seller’s use and occupation of the Properties, and the condition thereof, comply with (and, with respect to the Tenant’s occupancy of the Properties on Closing, the Tenant’s use and occupancy of the Properties will comply with):

(i)     all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over each Property, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, the Americans With Disabilities Act of 1990, and all policies or rules of common law, in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to each Property, Tenant or Seller (collectively, the “Legal Requirements”):

(ii)     all restrictions, covenants and encumbrances of record with respect to each Property; and

(iii)     all agreements, contracts, insurance policies (including, without limitation, to the extent necessary to prevent cancellation thereof and to insure full payment of any claims made under such policies), agreements and conditions applicable to the Property or the ownership, operation, use or possession thereof. No Seller Entity has received any notification that it or any Property is in violation of any of the foregoing, including without limitation, the Legal Requirements.

(f)     Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Without in any way limiting the provisions of Section 5.01(e), Seller, and to the best of Seller’s knowledge, each of the Seller Entities is not currently identified on the OFAC List, and is not a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

(g)     Litigation. To the best of Seller’s actual knowledge, there is no legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation pending or involving or, to the best of Seller’s knowledge, threatened against, Seller, the Seller Entities, or the Properties before any Governmental Authority, except as has been disclosed in writing by Seller, which in any way adversely affects or may adversely affect the Properties, the business performed and to be performed on the Properties, the condition, worth or operations of any of the Seller Entities, the ability of any of the Seller Entities to perform under this Agreement or any other Transaction Documents, or which questions or challenges any of the Seller Entities’ participation in the Transaction contemplated by this Agreement or any other Transaction Document; and to the best of Seller’s knowledge, there is no valid basis for any such legal, administrative, arbitration or other proceeding, claim or action of any nature or investigation.

(h)     Work In Progress; No Mechanics’ Liens. The parties acknowledge that construction of improvements on the Properties Under Construction are in progress and the work on the Wesley Chapel Property may be in progress (collectively, the “Work In Progress”), and in the normal course of completing the Work In Progress contractors, subcontractors, suppliers and materialmen will have lien rights. Seller warrants that the Work In Progress will be completed lien free and in accordance with the respective obligations of the Tenant of each Property. Except for the Work In Progress, there are no outstanding accounts payable, mechanics’ liens, or rights to claim a mechanics’ lien in favor of any materialman, laborer, or any other Person in connection with labor or materials furnished to or performed on any portion of a Property, which will not have been fully paid for on or before the Closing Date or, to Seller’s actual knowledge, which might provide the basis for the filing of such liens against the Properties or any portion thereof. Except for the Work In Progress, no work has been performed or is in progress nor have materials been supplied to the Properties or agreements entered into for work to be performed or materials to be supplied to the Properties prior to the date hereof, which will not have been fully paid for on or before the Closing Date or which might provide the basis for the filing of such liens against the Properties or any portion thereof. Seller shall be responsible for any and all claims for mechanics’ liens and accounts payable that have arisen or may subsequently arise due to agreements entered into for and/or any work performed on, or materials supplied to the Properties prior and subsequent to the Closing Date including the Work In Progress, and Seller shall and does hereby agree to defend, indemnify and forever hold Purchaser and Purchaser’s designees harmless from and against any and all such mechanics’ lien claims, accounts payable or other commitments relating to the Properties.

(i)     Title to Properties; Surveys. Except for the Wesley Chapel Property, title to the Properties is vested in the respective entities comprising Seller as set forth on Exhibit A. Upon Closing, title to the Properties shall be vested in Purchaser or its nominee or assigns (if any), free and clear of all Liens except the Permitted Encumbrances. The addresses set forth on Exhibit A hereto are the true and correct street addresses of the Properties. Each Survey is correct and a complete representation of all improvements now located on the corresponding Property. No Seller Entity has made or caused to be made any structural improvements or structural additions to existing improvements on any Property since the date of the corresponding Survey.

(j)     Condition of Properties. To the best of Seller’s actual knowledge, the Properties, including the fixtures and equipment located thereon excluding trade fixtures and excluding personal property of the respective Tenants, and same are of good workmanship and materials, fully equipped and operational, in good condition and repair, free from structural defects, clean, orderly and sanitary, safe, well-lit and well-maintained.

(k)     Intended Use; Zoning; Access. Seller uses, and Tenant will continue to use (subject to the assignment rights of the respective Tenants), the Properties solely for the operation of the improvements thereon and related ingress, egress and parking, and for no other purposes; such use does not and will not violate any zoning or other requirement of any Governmental Authority applicable to the Properties. To the best of Seller’s actual knowledge, there are adequate rights of access to public roads and ways available to the Properties to permit full utilization of the Properties for their intended purposes, and all such public roads and ways have been completed and dedicated to public use.

(l)     Utilities. To the best of Seller’s actual knowledge, the Properties are served by sufficient public utilities to permit full utilization of the Properties for their intended purposes and all utility connection fees and use charges have been paid in full.

(m)     Condemnation; Blighted Areas; Wetlands. Seller has not received notice of condemnation or eminent domain proceedings affecting a Property and has no actual knowledge that any such proceedings are contemplated. To the best of Seller’s actual knowledge, the areas where the Properties are located have not been declared blighted by any Governmental Authority. Except for wetland areas within the Birch Run Property, which areas have been properly accommodated in the construction of the improvements thereon, the Properties and/or the real property bordering the Properties are not designated by any Governmental Authority as wetlands.

(n)     Licenses and Permits. Subject to the completion of the Work In Progress, upon Closing, the respective Tenant of the Properties will possess, all required licenses, permits and other authorizations, both governmental and private, presently required by applicable provisions of law, including statutes, regulations and existing judicial decisions, and by the property and contract rights of third persons, necessary to permit the operation of the business in the manner in which it presently is conducted at the Properties.

(o)     Intellectual Property. Subject to the terms of the Franchise Agreements, Seller possesses, and upon Closing, Tenant will possess and have the right to use, all intellectual property, licenses and other rights as are material and necessary for the conduct of business at the Properties, and with respect to which it is, and will be at Closing, in compliance, with no known conflict with the valid rights of others. No event or any other condition has occurred that permits or, to best of Seller’s knowledge, after notice or the lapse of time, or both, could reasonably be expected to permit, the revocation or termination of any such intellectual property, license or other right.

(p)     Environmental. Without limiting in any way the representations and warranties contained elsewhere in this Agreement, Seller hereby represents and warrants to Purchaser as follows:

(i)     To the best of Seller’s actual knowledge, no Hazardous Materials or Regulated Substances, except in Permitted Amounts, exist on, under or about the Properties or have been transported to or from the Properties or used, generated, manufactured, stored or disposed of on, under or about the Properties, except for the prior environmental conditions of the Birch Run Property that have been remediated as described in the Birch Run Phase I Environmental Site Assessment dates October 24, 2013 performed by NTH Consultants, LTD. and the Birch Run Phase II Environmental Site Assessment dates October 31, 2013 performed by NTH Consultants, LTD. (the “Birch Run Remediated Condition”). To the best of Seller’s actual knowledge, the Properties are not in violation of any Hazardous Materials Laws relating to industrial hygiene or the environmental conditions on, under or about the Properties, including, without limitation, air, soil and groundwater conditions, and this representation and warranty would continue to be true and correct following disclosure to the applicable Governmental Authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Properties. The Clinton Property was formerly a salvage yard and the representations in this subparagraph (p) as to the Clinton Property are qualified by what may be set forth in the environmental reports for that Property previously furnished to Purchaser.

(ii)     To the best of Seller’s actual knowledge and except for the Birch Run Remediated Condition, there is no past or present non-compliance with Hazardous Materials Laws, or with permits issued pursuant thereto, in connection with the Properties; all uses and operations on or of the Properties, whether by Seller or any other Person, have been in compliance with all Hazardous Materials Laws and environmental permits issued pursuant thereto; all USTs, if any, located on or about the Properties are in full compliance with all Hazardous Materials Laws, and as of the date hereof, Seller is in compliance with the requirements of the UST Regulations with respect to those “petroleum underground storage tanks” (as such term is defined under the UST Regulations) located at the Properties. The Properties have been kept free and clear of all Environmental Liens and Seller has not allowed any tenant or other user of the Properties (including without limitation, Tenant) to do any act that increased the dangers to human health or the environment, posed an unreasonable risk of harm to any Person (whether on or off the Properties), impaired the value of the Properties in any material respect, is contrary to any requirement of any insurer, constituted a public or private nuisance, constituted waste, or violated any covenant, condition, agreement or easement applicable to the Properties.

(iii)     No Seller Entity has received any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials, Regulated Substances or USTs, or remediation thereof, of possible liability of any Person (including without limitation, Tenant) pursuant to any Hazardous Materials Law, other environmental conditions in connection with the Properties, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing.

(q)     Insurance. Seller has in place and in force such insurance with such coverages and in such amounts that are equal to or greater than those customarily maintained by similar businesses in the same geographic areas in which each Property is located.

(r)     Questionnaire, Information and Financial Statements. The Questionnaire, financial statements and other information concerning the Seller Entities delivered by or on behalf of Seller to Purchaser are true, correct and complete in all respects, and no adverse change has occurred with respect to the information provided in the Questionnaire, any such financial statements, or other information provided to Purchaser since the date such Questionnaire, financial statements and other information were prepared or delivered to Purchaser. Seller understands that Purchaser is relying upon such Questionnaire, financial statements and information and Seller represents that such reliance is reasonable. All such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and accurately reflect, as of the date of this Agreement and the Closing Date, the financial condition of each individual or entity to which they pertain.

(s)     Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Seller Entity or to Seller’s actual knowledge, any of respective members, partners, shareholders, or Affiliates of Seller Entity. The fair saleable value of the assets of each of the Seller Entities as a going concern as of the date hereof exceeds the probable liability (including contingent liability) of Seller Entity on its debts as of such date. Seller does not intend to, nor does Seller believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and Seller believes that it will be able to pay its debts as they mature. Seller does not have unreasonably small capital to conduct its business. For purposes hereof, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances, existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(t)     No Reliance. Seller acknowledges that Purchaser did not prepare or assist in the preparation of any of the projected financial information used by Seller in analyzing the economic viability and feasibility of the Transaction contemplated by this Agreement or the other Transaction Documents, and that Seller has not relied on any report or statement by Purchaser in entering into this Agreement or the other Transaction Documents.

(u)     Satisfaction of Conditions Precedent. From the Effective Date through the Closing Date, Seller shall use its best efforts to satisfy all conditions set forth in Section 6.01 of this Agreement on or prior to the Closing Date.

(v)     No Bankruptcy Petition. Seller hereby agrees that it shall not institute against, or join any other Person in instituting against, Purchaser, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding under any federal or state bankruptcy or similar law. The provisions of this Section shall survive the Closing or termination of this Agreement. Notwithstanding the foregoing, the provisions of this Section shall in no way limit any other rights Seller may have with respect to this Agreement, either at law or in equity.

(w)     Franchise Agreements. The Franchise Agreements set forth on Exhibit G will be in full force and effect, will permit the respective Tenants to operate the improvements on the Properties identified on Exhibit G. There will be no Franchise Agreement in effect on the Closing Date other than those set forth on Exhibit G. The Birch Run Property will also have a Bagger Dave’s restaurant which will also be operated by the Tenant of the Birch Run Property.

(x)     Existing Leases. With respect to the Existing Leases:

(A)      Each Existing Lease is in full force and effect and no default by a Tenant or a Seller has occurred and is continuing (and no event which, with the giving of notice and/or the passage of time, would constitute such a default) pursuant to any Existing Lease. Each Tenant has in place and in force all insurance with the coverages and in the amounts required pursuant to each Existing Lease. Except as disclosed in a particular Existing Lease or as otherwise disclosed in writing to Purchaser, there are no other agreements, oral or written, relating to or affecting the applicable Property.

(B)     The information concerning each Tenant delivered by or on behalf of Sellers to Purchaser is true, correct and complete in all respects.

(C)     No Insolvency Event has occurred with respect to a Seller, Guarantor or Tenant.

(y)     Existing Guaranties. Each existing Guaranty is in full force and effect and no default by Guarantor has occurred and is continuing (and no event which, with the giving of notice and/or the passage of time, would constitute such a default) pursuant to any existing Guaranty.

All representations and warranties of Seller made in this Agreement shall be deemed to be made on a joint and several basis by each entity comprising Seller, shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and, together with the covenants made by Seller herein, shall survive Closing for a period of one (1) year.

Section 5.02     Purchaser. Purchaser represents and warrants to, and covenants with, Seller as follows:

(a)     Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of its state of formation. Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and to carry out the Transaction. The Person who has executed this Agreement on behalf of Purchaser has been duly authorized to do so.

(b)     Enforceability of Documents. Upon execution by Purchaser, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(c)     Litigation. To the best of Purchaser’s actual knowledge, there are no actions or proceedings pending against or involving Purchaser before any Governmental Authority which in any way adversely affect or may adversely affect Purchaser or Purchaser’s ability to perform under this Agreement and the other Transaction Documents to which it is a party.

(d)     Satisfaction of Conditions Precedent. From the Effective Date through the Closing Date, Purchaser agrees to use its best efforts to satisfy all conditions set forth in Section 6.02 of this Agreement on or prior to the Closing Date.

All representations and warranties of Purchaser made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and, together with the covenants made by Purchaser herein, shall survive Closing for a period of one (1) year.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

Section 6.01     Purchaser’s Conditions to Closing. Purchaser shall not be obligated to close and fund the purchase of a Property until the fulfillment (or written waiver by Purchaser) of all of the following conditions with respect to each Property to be acquired:

(a)     Seller and Tenant shall have delivered to Purchaser or the Title Company, as applicable, the following items:

(i)     The Deeds, pursuant to which the Properties are conveyed to Purchaser, free of all Liens, restrictions encroachments and easements, except the Permitted Encumbrances; provided, however, that if any of the Properties are acquired from a Person other than Seller, at Purchaser’s election, Seller shall assign to Purchaser by an assignment satisfactory in form and substance to Purchaser (including, without limitation, all required consents) all representations, warranties, covenants, indemnities and agreements made by such Person to Seller;

(ii)     Such documents evidencing the legal status and good standing of Seller and Tenant that may be required by Purchaser and/or the Title Company for issuance of the Title Policies, including, without limitation, certificates of good standing;

(iii)     Fully executed originals of:

(A)     the Existing Leases for each respective Property and the Guaranty thereof, together with fully executed originals of the memoranda thereof (collectively, the “Memorandum of Lease”) which may be recorded contemporaneously with Closing, together with evidence that any other lease presently affecting a Property has been terminated; and

(B)     an Assignment of Warranties executed by Seller in the form of Exhibit C attached hereto, or if not assignable, evidence satisfactory to Purchaser that it will receive coverage or protection acceptable for the matters covered by such warranties, in either case, to the extent required by Purchaser (the “Assignment of Warranties”);

(C)     the Bill of Sale executed by Seller in form attached hereto as Exhibit B (“Bill of Sale”);

(D)     an Owner’s Affidavit executed by Seller in form customarily required by the Title Company and which shall be sufficient so as to permit Title Company to insure title to the Properties free and clear of all mechanics’ liens’ (it being understood that Seller may be required to post collateral with the Title Company in order to obtain such mechanics’ lien coverage) ;

(E)     as to each Existing Lease, an Assignment and Assumption of Lease substantially in the form attached as Exhibit H to this Agreement, with modifications as may be required by or customary under applicable state law and necessary to conform to the particular facts of the specific Property; and

(F)     all of the other Transaction Documents;

(iv)     At least five (5) Business Days before Closing, certificates evidencing the insurance coverage, limits and policies to be carried by the respective Tenant under and pursuant to the terms of each Existing Lease, on the forms and containing the information required by Purchaser, as landlord (“Lease Proof of Insurance”);

(v)     A certificate of an officer, manager or general partner, as applicable, of Seller, Tenant and each entity comprising Guarantor, together with copies of each entity’s (1) articles of organization, certificate of limited partnership or certificate of formation, as applicable, amended to date; (2) operating agreement, bylaws or partnership agreement, as applicable, amended to date; (3) resolutions authorizing the Transaction and the execution of this Agreement and the other Transaction Documents (as the case may be), and identifying the Person(s) authorized to execute this Agreement and the other Transaction Documents; and (4) original certificates of good standing or similar documents from the state in which each entity was organized or formed, and original certificates of qualification or similar documents from the states where the Properties are located;

(vi)     A duly executed “non-foreign” affidavit from Seller, in form reasonably acceptable to Purchaser (collectively, the “Non-Foreign Seller Certificate”);

(vii)     If applicable and reasonably requested by Purchaser, appropriate subordination and non-disturbance agreements;

(viii)     Closing settlement statements approved by Seller and Purchaser to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;

(ix)     To the extent not previously provided, the most recent financial statements available for Seller and Tenant;

(x)     All documents required to be delivered by this Agreement and the other Transaction Documents;

(xi)     A termination, waiver and release of any right of first refusal to purchase any of the Properties (“ROFR”), in recordable form if the ROFR is of record, if any;

(xii)     If and to the extent desired by Purchaser, a real estate transfer tax or documentary stamp tax form or affidavit to accompany each of the Deeds;

(xiii)     Evidence that any UST owned by Seller has been conveyed by Seller to Tenant;

(xiv)     At least 5 Business Days prior to Closing a Franchise Certificate in form reasonably acceptable to Purchaser with respect to any Property which is a Franchise Property;

(xv)     At least 5 Business Days (and not more than 30 calendar days) prior to Closing, an estoppel certificate from the Tenant pursuant to the Existing Lease, in in substantially the form attached hereto as Exhibit H attached hereto, and which sets forth no matter which is not approved by Purchaser (each such executed estoppel certificate is refer to herein as a “Tenant Estoppel Certificate”);

(xvi)     A duly executed letter addressed to each Tenant with respect to each Existing Lease, in form and substance satisfactory to Purchaser, notifying each Tenant of the change in ownership and providing an address for future rent payments;

(xvii)      An assignment (in recordable form) from Seller to Purchaser of any recorded Memorandum of Lease; and

(xviii)      A permanent certificate of occupancy issued with respect to the Property permitting the Tenant’s use thereof; and

(xix)     Such further documents as reasonably may be required in order to fully and legally close this Transaction, including any required assignments and assumptions of operating agreements related to the Properties.

(b)     Purchaser shall have received the Title Commitments and the Title Company’s irrevocable commitment to insure title by means of the Title Policies which shall:

(i)     subject to Section 6.01(a)(i), show good and marketable title in Seller;

(ii)     be in an aggregate amount equal to the Purchase Price applicable to each Property;

(iii)     commit to insure Purchaser’s fee simple ownership in the Properties subject only to Permitted Encumbrances; and

(iv)     contain such endorsements as Purchaser may require.

(c)     Purchaser shall have determined, in its sole discretion, that no conditions to Closing remain unsatisfied. There shall have been no adverse change in the financial condition of Seller, Tenant, Guarantor or a Property from December 31, 2013.

(d)     All (i) representations and warranties of Seller set forth herein shall have been true and correct in all respects when made, and (ii) covenants, agreements and conditions required to be performed or complied with by Seller prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Seller prior to or at such time or waived in writing by Purchaser.

(e)     No event shall have occurred or condition shall exist which would, upon the Closing Date, or, upon the giving of notice and/or passage of time, constitute a breach or default hereunder or under any other Transaction Document, or any other agreements between or among Purchaser, Seller or Tenant.

(f)     Purchaser shall have received a certificate from Franchisor, in form and substance acceptable to Purchaser, that the Franchise Agreement is valid, binding and in full force and effect, no events have occurred which could constitute a default thereunder, and waiving all purchase rights and/or rights of first refusal set forth in such Franchise Agreement as to Purchaser and its successors and assigns (the “Franchise Certificate”).

(g)     As of the Closing Date with respect to each Property to be purchased, the Tenant at such Property must be in occupancy and paying all rent.

Upon the fulfillment or Purchaser’s written waiver of all of the above conditions, Purchaser shall deposit funds necessary to close this Transaction with the Title Company and this Transaction shall close in accordance with the terms and conditions of this Agreement. Unless otherwise agreed, all of the documents to be delivered at Closing shall be dated as of the Closing Date.

Section 6.02     Seller’s Conditions Precedent to Closing. Seller shall not be obligated to close the Transaction until the fulfillment (or written waiver by Seller) of all of the following conditions:

(a)     Purchaser shall have delivered to the Title Company the Purchase Price, as adjusted pursuant to the requirements of this Agreement;

(b)     Purchaser shall have caused to be executed and delivered to the appropriate Persons fully executed originals of all Transaction Documents, together with the Memorandum of Lease;

(c)     Purchaser shall have delivered to the Title Company Closing settlement statements approved by Seller and Purchaser to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;

(d)     Purchaser shall have delivered to Seller and/or the Title Company such further documents as may reasonably be required in order to fully and legally close this Transaction; and

(e)     All covenants, agreements and conditions required to be performed or complied with by Purchaser prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Purchaser or waived in writing by Seller prior to or at such time.

ARTICLE VII

DEFAULTS; REMEDIES

Section 7.01     Seller Default. Each of the following shall be deemed an event of default by Seller (each, a “Seller Event of Default”):

(a)     If any representation or warranty of Seller set forth in this Agreement or any other Transaction Document is false in any material respect or if Seller renders any false statement and such false representation or warranty is not cured with five (5) Business Days after the first to occur of Seller becoming aware of such false representation or warranty or Seller’s receipt of Purchaser’s written notice of same;

(b)     If Seller fails to perform any of its obligations under this Agreement and fails to cure such failure within five (5) Business Days from receipt of Purchaser’s written notice of such failure; or

(c)     If any Insolvency Event shall occur with respect to a Seller Entity.

Section 7.02     Purchaser’s Remedies. In the event of Seller Event of Default, Purchaser shall be entitled to exercise, at its option, concurrently, successively or in any combination, the following as its only remedies:

(a)     Purchaser may terminate this Agreement by giving written notice to Seller, in which case neither party shall have any further obligation or liability, except for the obligations set forth herein (including without limitation, those set forth in Section 2.05, Section 8.05 and Section 8.06), the provisions which are expressly stated to survive termination of this Agreement and such liabilities as Seller may have for such breach or default;

(b)     Purchaser may bring an action to require Seller specifically to perform its obligations hereunder; and/or

(c)     Purchaser may recover from Seller all of Purchaser’s out-of-pocket costs and expenses incurred hereunder (including without limitation, the Transaction Costs and any other due diligence costs) not to exceed $15,000.00 per Property (such amounts to be paid to Purchaser upon receipt by Seller of evidence of the incurrence thereof by Purchaser), and neither party shall have any further obligation or liability, except for the obligations set forth herein, the provisions of which are expressly stated to survive termination of this Agreement.

Section 7.03     Purchaser’s Remedies Cumulative. Notwithstanding any provision contained herein, Purchaser’s remedies set forth in this Article VII are cumulative and shall survive termination of this Agreement and the exercise of any one or more of the remedies provided for herein or other applicable law shall not be construed as a waiver of any of the other remedies available at law or in equity.

Section 7.04     Purchaser Default. Each of the following shall be deemed an event of default by Purchaser (each, a “Purchaser Event of Default”):

(a)     If Purchaser fails to perform any of its obligations under this Agreement and fails to cure such failure within five (5) Business Days from receipt of Seller’s written notice of such failure; or

(b)     If any Insolvency Event shall occur with respect to Purchaser.

Section 7.05     Seller’s Sole Remedy. In the event of any Purchaser Event of Default, Seller’s sole remedy shall be to terminate this Agreement by giving written notice to Purchaser, in which event Purchaser shall reimburse Seller for Seller’s actual, out-of-pocket expenses, upon Purchaser’s receipt of evidence of same, up to a maximum amount of Five Thousand Dollars ($5,000.00) per Property (such amounts to be paid to Seller upon receipt by Purchaser of evidence of the incurrence thereof by Seller), and neither party shall have any further obligation or liability, except for the obligations set forth herein, the provisions of which are expressly stated to survive termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01     Transaction Characterization.

(a)     The parties intend that the conveyance of the Properties to Purchaser be an absolute conveyance in effect as well as form, and that the instruments of conveyance to be delivered at Closing shall not serve or operate as a mortgage, equitable mortgage, deed of trust, security agreement, trust conveyance or financing or trust arrangement of any kind, nor as a preference or fraudulent conveyance against any creditors of Seller. After the execution and delivery of the Deeds, Seller will have no legal or equitable interest or any other claim or interest in the Properties, other than the interest, if any, set forth in the Lease Agreement. Neither party shall contest the validity, enforceability or characterization of the sale and purchase of the Properties by Purchaser pursuant to this Agreement as an absolute conveyance, and both parties shall support the intent expressed herein that the purchase of the Properties by Purchaser pursuant to this Agreement provides for an absolute conveyance and does not create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs.

(b)     Each of the parties hereto agrees that it will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 8.01.

Section 8.02     Risk of Loss.

(a)     Condemnation. If, prior to Closing, action is initiated to take any of the Properties, or any portion thereof, by eminent domain proceedings or by deed in lieu thereof, Purchaser may elect at or prior to Closing, to:

(i)     terminate this Agreement, in which event Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement, except as otherwise expressly set forth herein (including without limitation, the payment of Transaction Costs and the other expenses as set forth in Section 2.05);

(ii)     remove the applicable Property from the Properties to be conveyed hereunder, with an appropriate adjustment to the Purchase Price based on the Allocations, and proceed to close with respect to the remaining Property; or

(iii)     proceed to close, in which event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.

(b)     Casualty. Seller assume all risks and liability for damage to or injury occurring to the Properties by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Properties, or any part thereof, suffer any damage prior to the Closing from fire or other casualty, which Seller, at their sole option, do not elect to fully repair prior to Closing, Purchaser may elect at or prior to Closing, to:

(i)     terminate this Agreement, in which event Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement, except as otherwise expressly set forth herein (including without limitation, the payment of Transaction Costs and the other expenses as set forth in Section 2.05);

(ii)     remove the applicable Property from the Properties to be conveyed hereunder, with an appropriate adjustment to the Purchase Price based on the Allocations, and proceed to close with respect to the remaining Property; or

(iii)     consummate the Closing, in which event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expense and costs reasonably incurred by Seller to repair or restore the Properties, which shall be payable to Seller upon Seller’s delivery to Purchaser of satisfactory evidence thereof), to the extent that the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at Closing, and Purchaser shall be entitled to a credit in the amount of Seller’s deductible at Closing.

(c)     Maintenance of Properties and Insurance. From the Effective Date until Closing, Seller shall continue to maintain the Properties or cause the Properties to be maintained in good condition and repair, and shall continue to maintain or cause to be maintained all insurance for the Properties in the same or greater amounts, with the same or greater coverage, and subject to the same or lower deductibles as in existence as of the Effective Date.

Section 8.03     Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Agreement (collectively called “Notices”) shall be in writing and given by (a) hand delivery, (b) express overnight delivery service, (c) facsimile transmission, (d) E-Mail or (e) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (i) receipt, if hand delivered, (ii) the next Business Day, if delivered by a reputable express overnight delivery service, (iii) receipt of confirmation of facsimile or E-Mail transmission, if delivered by facsimile or E-Mail, or (iv) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

If to Seller:	T. Michael Ansley Diversified Restaurant Holdings, Inc. 27680 Franklin Road Southfield, Michigan 48034 Telephone: (248) 223-9162 Facsimile: E-Mail: mansley@baggerdaves.com

With a copy to:	Misty Sirch Diversified Restaurant Holdings, Inc. 27680 Franklin Road Southfield, Michigan 48034 Telephone: (248) 215-0025 Facsimile: E-Mail: msirch@baggerdaves.com

With a copy to	April Ann Jordan Hedrick & Jordan Co., LPA 100 E. Third Street, Suite 500 Dayton, Ohio 45402 Telephone: (937) 228-3889 Facsimile: (937) 223-3848 E-Mail: ajordan@hedrickjordan.com

If to Purchaser:

Spirit Master Funding IX, LLC

c/o Spirit SPE Manager, LLC
16767 North Perimeter Drive, Suite 210

Scottsdale, AZ 85260-1042
Attention: Ms. Sarah A. Kubiak, Esq.
Telephone: (480) 315-6589
Facsimile: (800) 973-0850
E-Mail: skubiak@spiritrealty.com

With a copy to:

Reed Smith LLP

Three Logan Square

1717 Arch Street, Suite 3100

Philadelphia, PA 19103

Attention: Stephen M. Lyons, III

Telephone: (215) 851-8116

Facsimile: (215) 851-1420/1421

E-Mail: slyons@reedsmith.com

or to such other address or such other Person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above. Whenever in this Agreement the giving of Notice is required, the giving thereof may be waived in writing at any time by the Person or Persons entitled to receive such Notice.

A copy of any Notice delivered pursuant to this Section shall also contemporaneously be delivered in the manner herein specified to any mortgagee or assignee of Purchaser’s interest which shall have duly notified Seller in writing of its name and address.

Section 8.04     Assignment. Purchaser may assign its rights under this Agreement in whole or in part at any time. Upon any unconditional assignment of Purchaser’s entire right and interest hereunder, Purchaser shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of Purchaser contained herein. Seller shall not, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Properties, any of Seller’s rights under this Agreement or any interest in Seller, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise.

Section 8.05     Indemnity. Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, and their respective officers, directors, shareholders, managers, members, employees, representatives, successors and assigns, as applicable (collectively, the “Indemnified Parties”), from and against any and all Losses of any nature arising from or connected with

(a)     breach of any of the representations, warranties, covenants, agreements or obligations of Seller set forth in this Agreement, and

(b)     the ownership and operation of the Properties prior to the Closing Date. Without limiting the generality of the foregoing, such indemnity shall include, without limitation, any Losses incurred with respect to any engineering, governmental inspection and attorneys’ fees and expenses that the Indemnified Parties may incur by reason of any environmental condition and/or any representation or warranty set forth in Section 5.01(p) being false, or by reason of any investigation or claim of any Governmental Authority in connection therewith. The obligations under this Section 8.05 shall survive Closing for a period of one (1) year.

Section 8.06     Brokerage Commission. Each of the parties represents and warrants to the other that neither party has dealt with, negotiated through or communicated with any broker in connection with this Transaction except as follows: Seller has dealt with Howard Schwartz Commercial Real Estate and Dietz Commercial Real Estate, who were retained by Seller and who shall be paid by Seller at each Closing. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable attorneys’ fees, resulting from any claims that may be made against the indemnified party by any broker claiming a commission or fee by, through or under such indemnifying party. The parties’ respective obligations under this Section 8.06 shall survive Closing or termination of this Agreement.

Section 8.07     Reporting Requirements. The parties agree to comply with any and all reporting requirements applicable to the Transaction which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, and further agree upon request, to furnish the other party with evidence of such compliance.

Section 8.08     Disclosures. Except as expressly set forth in Section 8.07 and Section 8.16 and this Section 8.08 and as required by law or judicial action, prior to Closing neither Seller nor Purchaser will make any public disclosure of this Agreement or the other Transaction Documents, the Transaction or the provisions of the Transaction Documents without the prior consent of the other party hereto. The parties further agree that, notwithstanding any provision contained in this Agreement, any party (and each employee, representative or other agent of any party) may disclose to any and all Persons, without limitation of any kind, any matter required under all securities laws applicable, including the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Section 8.09     Time is of the Essence. The parties hereto expressly agree that time is of the essence with respect to this Agreement.

Section 8.10     Non-Business Days. If the Closing Date or the date for delivery of a notice or performance of some other obligation of a party falls on a Saturday, Sunday or legal holiday in the state in which any Property is located, then the Closing Date or such notice or performance shall be postponed until the next Business Day.

Section 8.11     Waiver and Amendment. No provision of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

Section 8.12     Purchaser’s and Seller’s Liability.

(a)     Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement by Purchaser, that:

(i)     there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of Purchaser with respect to any of the terms, covenants and conditions of this Agreement;

(ii)     Seller waives all claims, demands and causes of action against Purchaser’s directors, officers, managers, members, employees and agents in the event of any breach by Purchaser of any of the terms, covenants and conditions of this Agreement to be performed by Purchaser; and

(iii)     Seller shall look solely to the assets of Purchaser for the satisfaction of each and every remedy of Seller in the event of any breach by Purchaser of any of the terms, covenants and conditions of this Agreement to be performed by Purchaser, such exculpation of liability to be absolute and without any exception whatsoever.

(b)     Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement by Seller, that:

(i)     there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of Seller with respect to any of the terms, covenants and conditions of this Agreement;

(ii)     Purchaser waives all claims, demands and causes of action against Seller’s directors, officers, managers, members, employees and agents in the event of any breach by Seller of any of the terms, covenants and conditions of this Agreement to be performed by Seller; and

(iii)     Purchaser shall look solely to the assets of Seller for the satisfaction of each and every remedy of Purchaser in the event of any breach by Seller of any of the terms, covenants and conditions of this Agreement to be performed by Seller, such exculpation of liability to be absolute and without any exception whatsoever.

Section 8.13     Headings; Internal References. The headings of the various sections and exhibits of this Agreement have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Agreement. Unless stated to the contrary, any references to any section, subsection, exhibit and the like contained herein are to the respective section, subsection, exhibit and the like of this Agreement.

Section 8.14     Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the Transaction and the other Transaction Documents, is entered into by both parties in reliance upon the economic and legal bargains contained herein and therein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Seller and Purchaser were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder. All obligations of each entity comprising Seller shall be joint and several, and any obligations or covenant required to be performed or satisfied by Seller pursuant to this Agreement shall be construed such that such covenant or obligation must be performed or satisfied jointly and severally by each entity comprising Seller.

Section 8.15     Further Assurances. Each of the parties agrees, whenever and as often as reasonably requested so to do by the other party or the Title Company, to execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments, or other documents as may be necessary, expedient or proper, in order to complete any and all conveyances, transfers, sales and assignments herein provided and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so requested in order to carry out the intent and purpose of this Agreement.

Section 8.16     Securitizations and Other Transactions. As a material inducement to Purchaser’s willingness to complete the transactions contemplated by this Agreement and the other Transaction Documents, Seller hereby acknowledge and agree that Purchaser may, from time to time and at any time:

(a)     advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction for marketing purposes; and

(b)     engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other laws:

(i)     the sale, assignment, grant, conveyance, transfer, financing, re-financing, purchase or re-acquisition of any Property, any other Transaction Document, Purchaser’s right, title and interest in any Property, or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing; or

(ii)     a securitization and related transactions. Seller agree to use all reasonable efforts and to cooperate fully with Purchaser with respect to all reasonable requests of Purchaser relating to the foregoing, which includes without limitation, with respect to the activities described in subsection (b), providing financial information, financial and other data, and other information and materials which would customarily be required by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to any of the foregoing.

The provisions of this Section 8.16 shall survive the Closing.

Section 8.17     Attorneys’ Fees. In the event of any controversy, claim, dispute or proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs in addition to any other relief to which it may be entitled. The provisions of this Section 8.17 shall survive Closing.

Section 8.18     Entire Agreement. This Agreement and all other Transaction Documents, and all other certificates, instruments or agreements to be delivered hereunder and thereunder constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Seller and Purchaser with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Seller and Purchaser:

(a)     this Agreement shall supersede any previous discussions, letters to confidentiality, exclusivity, non-competition, non-solicitation of employees of intent, agreements and/or term or commitment letters relating to the Transaction, including without limitation, the Letter of Intent and any and all agreements related, non-solicitation or pursuit of any business opportunity represented by the Transaction, or any other term or condition which restricts any business activity of Purchaser or its Affiliates;

(b)     the terms and conditions of this Agreement shall control notwithstanding that such terms are inconsistent with or vary from those set forth in any of the foregoing agreements; and

(c)     this Agreement may only be amended by a written agreement executed by Purchaser and Seller.

The provisions of this Section 8.18 shall survive the Closing.

Section 8.19     Forum Selection; Jurisdiction; Venue. For purposes of any action or proceeding arising out of this Agreement, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona. Seller consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Seller waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. Nothing contained in this Section shall limit or restrict the right of Purchaser to commence any proceeding in the federal or state courts located in the state or states in which the Properties are located to the extent Purchaser deems such proceeding necessary or advisable to exercise remedies available under this Agreement

Section 8.20     Separability; Binding Effect; Governing Law. Each provision hereof shall be separate and independent, and the breach of any provision by Purchaser shall not discharge or relieve Seller from any of its obligations hereunder. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Subject to the provisions of Section 8.04, all provisions contained in this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of each party hereto, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel, in each case to the same extent as if each successor and assign were named as a party hereto. This Agreement shall be governed by, and construed with, the laws of the applicable state or states in which the Properties are located, without giving effect to any state’s conflict of laws principles.

Section 8.21     Survival. Except for the conditions of Closing set forth in ARTICLE VI, which shall be satisfied or waived in writing as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Seller and Purchaser set forth in this Agreement shall survive the Closing for a period of one (1) year.

Section 8.22     Waiver of Jury Trial and Certain Damages. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO SHALL AND THEY HEREBY DO INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO. EACH SELLER AND PURCHASER FURTHER WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM ANY OTHER PARTY TO THIS AGREEMENT IN ANY ACTION, PROCEEDING OR COUNTERCLAIM WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO.

Section 8.23     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall be deemed to constitute one and the same instrument.

Section 8.24     1031 Exchange. Seller or Purchaser, or both of them, may close this transaction as part of a like-kind exchange of properties under Section 1031 of the Internal Revenue Code of 1986, as amended, and applicable rules and regulations. The exchanging party shall bear all costs of the exchange. The other party shall cooperate with the exchanging party and do all things reasonably required and requested by the exchanging party (provided that such actions do not increase the other party’s obligations or liabilities under this Agreement) to effect and facilitate such an exchange. The exchanging party shall and does hereby indemnify, defend and hold the other party harmless for and from all liabilities arising as a result of the exchange that would not have arisen had the exchanging party not closed this Transaction as part of a like-kind exchange. Anything in this section to the contrary notwithstanding: (a) no party makes any representation or warranty to the other as to the effectiveness or tax impact of any proposed exchange; (b) in no event shall any party be required to take title to any exchange or replacement property; (c) in no event shall completion of any such exchange be a cause or excuse for any delay in the Closing; and (d) no party shall be required to incur any costs or expenses or incur any additional liabilities or obligations in order to accommodate any exchange requested by the other party or any exchange intermediary or facilitator.

Section 8.25     Local Law Provisions.

(a)     The term “Hazardous Materials Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations, rulings, orders or decrees promulgated pursuant thereto: The Natural Resources and Environmental Protection Act, MCL §321.20101 (Act 451 of 1994, as amended).

(b)     The taxes and assessments that each Seller is obligated to pay shall include, but not be limited to, all real property ad valorem taxes, general assessments, and special assessments levied and/or assessed against the Seller’s Property (whether or not treated as if paid in arrears or paid in advance).

[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

PURCHASER:

SPIRIT MASTER FUNDING IX, LLC,
a Delaware limited liability company

By:	Spirit SPE Manager, LLC,
a Delaware limited liability company

Its:	Manager

By:	/s/ Gregg Seibert
Name:	Gregg Seibert
Title:	Executive Vice President

SELLER:

GREENWOOD BURGERS REAL ESTATE, INC. an Indiana corporation

By:	/s/ T. Michael Ansley
Name:	T. Michael Ansley
Title:	President

CASCADE BURGERS REAL ESTATE, INC. a Michigan corporation

By:	/s/ T. Michael Ansley
Name:	T. Michael Ansley
Title:	President

AMC HAMMOND REAL ESTATE, INC. an Indiana corporation

By:	/s/ T. Michael Ansley
Name:	T. Michael Ansley
Title:	President

AVON BURGERS REAL ESTATE, INC. an Indiana corporation

By:	/s/ T. Michael Ansley
Name:	T. Michael Ansley
Title:	President

AMC BIRCH RUN REAL ESTATE, INC. a Michigan corporation

By:	/s/ T. Michael Ansley
Name:	T. Michael Ansley
Title:	President

WESTFIELD BURGERS REAL ESTATE, INC. an Indiana corporation

By:	/s/ T. Michael Ansley
Name:	T. Michael Ansley
Title:	President

AMC CANTON REAL ESTATE, INC. a Michigan corporation

By:	/s/ T. Michael Ansley
Name:	T. Michael Ansley
Title:	President

AMC WESLEY CHAPEL REAL ESTATE, INC. a Florida corporation

By:	/s/ T. Michael Ansley
Name:	T. Michael Ansley
Title:	President

ANSLEY GROUP, L.L.C., a Michigan limited liability company

By:	AMC Wings, Inc., its Sole Member

By:	/s/ T. Michael Ansley
Name:	T. Michael Ansley
Title:	President

AMC BRANDON REAL ESTATE, INC. a Florida corporation

By:	/s/ T. Michael Ansley
Name:	T. Michael Ansley
Title:	President

AMC BAGLEY REAL ESTATE, INC. a Michigan corporation

By:	/s/ T. Michael Ansley
Name:	T. Michael Ansley
Title:	President

Exhibits:

A:	Property Addresses
A-1:	Greenwood Property Legal Description
A-2:	Cascade Property Legal Description
A-3:	Hammond Property Legal Description
A-4:	Avon Property Legal Description
A-5:	Birch Run Property Legal Description
A-6:	Westfield Property Legal Description
A-7:	Canton Property Legal Description
A-8:	Wesley Chapel Property Legal Description
A-9:	Clinton Township Property Legal Description
A-10:	Brandon Property Legal Description
A-11:	Gaylord Property Legal Description
B:	Form of Bill of Sale
C:	Form of Assignment of Warranties
D:	Questionnaire
E.	Intentionally Omitted
F.	Allocations
G.	Franchise Agreements
H.	Form of Estoppel Certificate
I.	Form of Assignment and Assumption of Lease

Schedules:

Schedule 1

EXHIBIT A

PROPERTY ADDRESSES/LEGAL DESCRIPTION

Asset	Street Address	City	State
Birch Run BWW/Birch Run BD	8815 East Birch Run Road	Birch Run	MI
Clinton Twp BWW	15745 15 Mile Road	Clinton Township	MI
Brandon BWW	2055 Badlands Drive	Brandon	FL
Gaylord BWW	2305 Snowdrift Drive	Gaylord	MI
Hammond BWW	2942 Carlson Drive	Hammond	IN
Wesley Chapel BWW	26725 State Route 56	Wesley Chapel	FL
Cascade BD	2817 Kraft Avenue SE	Grand Rapids	MI
Avon BD	9646 East Highway 36	Avon	IN
Greenwood BD	5221 Noggle Way	Greenwood	IN
Carmel/Westfield BD	2740 East 146th Street	Carmel	IN
Canton BD	2234 North Canton Center	Canton	MI

EXHIBIT A-1

Greenwood Property Legal Description

A-1-1

EXHIBIT A-2

Cascade Property Legal Description

A-2-1

EXHIBIT A-3

Hammond Property Legal Description

A-3-1

EXHIBIT A-4

Avon Property Legal Description

A-4-1

EXHIBIT A-5

Birch Run Property Legal Description

A-5-1

EXHIBIT A-6

Westfield Property Legal Description

A-6-1

EXHIBIT A-7

Canton Property Legal Description

A-7-1

EXHIBIT A-8

Wesley Chapel Property Legal Description

A-8-1

A-8-2

EXHIBIT A-9

Clinton Township Property Legal Description

A-9-1

EXHIBIT A-10

Brandon Property Legal Description

A-10-1

EXHIBIT A-11

Gaylord Property Legal Description

A-11-1

EXHIBIT B

BILL OF SALE

For and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration (including the Purchase Price), the receipt and sufficiency of which are hereby acknowledged,_________________, a __________ limited liability company (“Seller”), does hereby assign, grant, bargain, sell, transfer, convey, and deliver to SPIRIT MASTER FUNDING IX, LLC, a Delaware limited liability company (“Purchaser”), all of Seller’s right, title and interest in and to the assets of Seller (collectively, the “Assets”) described on Exhibit A attached hereto and incorporated herein by reference, to have and to hold the same by Purchaser and its successors and assigns.

Seller represents and warrants that it holds title to the Assets free and clear of any and all Liens. Except for the foregoing representation and warranty, Seller transfers the Assets, “As Is”, “Where Is” and “With All Faults” and without recourse.

Capitalized terms used in this Bill of Sale and in Exhibit A attached hereto and not otherwise defined herein or therein shall have the meaning ascribed thereto in that certain Purchase and Sale Agreement, dated as of August __, 2014, between Seller and Purchaser (the “Purchase and Sale Agreement”).

SELLER:

By:

Date:	, 2014

B-1

Exhibit A

to Bill of Sale

Assets

All of Seller’s right, title and interest in and to all fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in or on any of the land or improvements with respect to the Real Property (as defined in the Purchase and Sale Agreement), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting (including any hydraulic lifts), cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and above-ground fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, but excluding all trade fixtures, USTs, furniture, refrigerators, unconsumed food and beverage items, and Tenant’s inventory presently located on each Real Property.

B-2

EXHIBIT C

ASSIGNMENT OF WARRANTIES

THIS ASSIGNMENT OF WARRANTIES (this “Assignment”), is made as of ___________, 2014 by and between _____________ a __________ limited liability company (“Assignor”) and SPIRIT MASTER FUNDING IX, LLC, a Delaware limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of ___________, 2014, by and between Assignor and Assignee (the “Purchase Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Purchase Agreement (collectively, the “Properties”). Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, the Purchase Agreement provides, inter alia, that Assignor shall assign to Assignee rights to all guaranties and warranties relating to the Properties and that Assignor and Assignee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.     Assignment of Warranties. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under any and all guaranties and warranties in effect with respect to all or any portion of the Properties as of the date hereof, if and only to the extent the same may be assigned or quitclaimed by Assignor without expense to Assignor. Assignee hereby accepts the foregoing assignment of guaranties and warranties and agrees to cooperate to allow the respective tenants of the Properties to enforce same.

2.     Miscellaneous. This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Purchase Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

3.     Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

4.     Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

C-1

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.

ASSIGNOR:

By:

ASSIGNEE:

SPIRIT MASTER FUNDING IX, LLC,
a Delaware limited liability company

By:	Spirit SPE Manager, LLC,
a Delaware limited liability company

Its:	Manager
By:
Name:
Title:

C-2

EXHIBIT D

SPIRIT REALTY CAPITAL

QUESTIONNAIRE

[TO BE COMPLETED BY SELLER FOR EACH LEASE]

Please complete this Questionnaire promptly and return it to:

Gregg Seibert
Senior Vice President
Spirit Realty Capital
16767 North Perimeter Drive, Suite 210

Scottsdale, AZ 85260-1042

Spirit cannot complete its underwriting and credit analysis in connection with the contemplated transaction until it has received a completed and executed copy of this Questionnaire from you.

SELLER

Name:

Principal Place of Business:

Type of Entity:

State of Formation or Country of Citizenship:

Tax ID or Social Security Number:

ALL TENANTS TO BE LOCATED AT SUBJECT PROPERTIES POST-CLOSING

(Attach additional sheets if necessary)

Name:

Principal Place of Business:

Type of Entity:

State of Formation or Country of Citizenship:

Tax ID or Social Security Number:

GUARANTOR

Name:

Principal Place of Business:

Type of Entity:

State of Formation or Country of Citizenship:

Tax ID or Social Security Number:

EQUITY OWNERS1 (Attach additional sheets if necessary) Complete this Equity Owners section for all Equity Owners of a Seller and a Tenant.

Name:

Principal Place of Business:

Type of Entity:

State of Formation or Country of Citizenship:

Tax ID or Social Security Number:

Name:

Principal Place of Business:

Type of Entity:

State of Formation or Country of Citizenship:

Tax ID or Social Security Number:

[NOTE: If Guarantor is the equity owner of a Tenant or a Seller, so indicate but information regarding Guarantor’s address, type of entity, state of organization and tax ID number need not be provided

1 “Equity Owners” are defined as:

•	Each person or entity having an equity interest of 10% or more in a Seller, a lease guarantor or a Tenant;

•

Each general partner (regardless of equity interest percent) of a general partnership or limited partnership and each person or entity having an equity interest of 10% or more in the general partner of the general partnership;

•

Each managing member of a limited liability company (regardless of equity interest percent) and each person or entity having an equity interest of 10% or more in the managing member of the limited liability company;

•	If a trust, please contact Spirit Realty Capital for instructions on ownership information to be supplied on this form.

The undersigned represents to Spirit Realty Capital and its affiliates that the foregoing information is complete and accurate.

The undersigned hereby acknowledges that Spirit Realty Capital and its affiliates may obtain credit reports on any of the companies or individuals listed above and by its signature below acknowledges and consents to the acquisition and use of such information as part of its credit decision.

Signature:

Printed Name:

Title:

Entity:

Date:

EXHIBIT E

All Properties (other than the Franchise Properties) will be operated at Closing as a Bagger Dave’s restaurant concept.

All Franchised Properties will be operated as a Buffalo Wild Wings restaurant concept, except that the Birch Run Property will also have a Bagger Dave’s restaurant.

E-1

EXHIBIT F

ALLOCATIONS

F-1

EXHIBIT G

FRANCHISE AGREEMENTS

Buffalo Wild Wings

Birch Run BWW	8815 East Birch Run Road, Birch Run, MI (Buffalo Wild Wings only)

Clinton Twp BWW	15745 15 Mile Road, Clinton Township, MI

Brandon BWW	2055 Badlands Drive, Brandon, FL

Gaylord BWW	2305 Snowdrift Drive, Gaylord, MI

Hammond BWW	2942 Carlson Drive, Hammond, IN

Wesley Chapel BWW	26725 State Route 56, Wesley Chapel, FL

G-1

EXHIBIT H

Spirit Master Funding IX, LLC

16767 North Perimeter Drive, Suite 210

Scottsdale, AZ 85260-1042
Attention: ____________________

TENANT ESTOPPEL CERTIFICATE

Lease:	[insert lease description, including description of all amendments]

Tenant:	_____________________

Property:	(the “Demised Premises”).

The undersigned, _______________________, a __________________ (“Tenant”), the tenant pursuant to the lease, as amended, described above, a copy of which, along with all assignments thereof, if any, is attached hereto as Exhibit A (the “Lease”), hereby certifies to Spirit Master Funding IX, LLC, a Delaware limited liability company, its successors and assigns (“Purchaser”), and any lender providing financing for the Demised Premises, that as of the date hereof:

1.     The Lease represents the entire agreement between __________________, a __________________ (“Landlord”) and Tenant relating to the Demised Premises, and the Lease is in full force and effect and is a valid and binding obligation of Tenant.

2.     Neither the Lease nor any interest thereunder has been assigned by Tenant.

3.     The primary term of the Lease commenced on ____________ and continues through. The Lease contains __________ (__) renewal options of ______ (__) years each. Tenant has no early termination rights except as specifically set forth in the Lease [for certain casualty and condemnation events as set forth in the Lease]. The [rent commencement date] was ___________________.

4.     The current monthly base rent (exclusive of Tenant’s share of taxes and insurance payments), [which is defined in the Lease as “Base Rent”] is $___________. The last payment of monthly Base Rent in the amount of $__________ was paid to Landlord for the month of ______ 2014 and there is no unpaid Base Rent which is due and payable for any prior month. [if there is any other “rent” payable, add a description]

5.     Tenant has agreed to pay 100% of all real estate taxes for the Demised Premises pursuant to Section __ of the Lease. Tenant [is/is not] required to pay monthly real estate tax installment payment to Landlord. Landlord does not owe Tenant (a) any refund of real estate taxes or insurance payments made for 2014 or any prior calendar years, or (b) any other sums.

6.     Tenant has in place and in force all insurance with the coverages and in the amounts required to be maintained by Tenant pursuant to the Lease.

7.     Tenant has paid to Landlord a security deposit in the amount of $_____________ and Tenant has not received any return of all or a portion of such security deposit.

8.     As of this date, Tenant has not given Landlord notice of any uncured violation of the Lease or notice of Tenant’s intent to vacate the Demised Premises, and Tenant is not, and to Tenant’s knowledge Landlord is not, in default under any of the terms, conditions, provisions or agreements of the Lease. Tenant has no offsets, claims or defenses (a) against Landlord or (b) to the enforcement of the Lease. Landlord has paid any and all tenant improvement costs and/or obligations due or to become due under the Lease.

9.     Tenant has no purchase options or rights of first refusal to purchase the Demised Premises or any part thereof.

10.     The only interest of Tenant in the Demised Premises is that of a tenant pursuant to the terms of the Lease. Tenant occupies the Demised Premises, is open for business and has not sublet any part or all of the Demised Premises.

11.      Tenant is the sole owner and holder of the leasehold estate created by the Lease. Tenant has not subleased any portion of the Demised Premises, nor has Tenant assigned all or any portion of Tenant’s rights under the Lease.

12.     There are no actions, whether voluntary or otherwise, pending against Tenant under any insolvency, bankruptcy or other debtor relief laws.

13.     [For leases where there is construction: All improvements at the Demised Premises which have been required to be built by Landlord, if any, have been constructed in accordance with the Lease. The Demised Premises have been accepted by the Tenant, and Landlord is not required to make any repairs or improvements to any of the Demised Premises. Tenant has completed and paid for all improvements contemplated by the Lease to be constructed by Tenant.

13.     Tenant has executed this Certificate with the understanding that Purchaser is contemplating acquiring the Demised Premises and that if Purchaser acquires the Demised Premises, Purchaser and any lender financing or refinancing the Demised Premises will do so in reliance on this Certificate. This Certificate may not be amended or revoked without Purchaser’s written consent.

[tenant]

By
Name:
Title:

Dated: _____________, 2014

Add the following if there is a guaranty:

The undersigned executed a [describe guaranty] (“Guaranty”) pursuant to which the undersigned has guaranteed payment to Landlord of all sums due pursuant to the Lease. The Guaranty is in full force and effect and the undersigned has no claims, demands, offsets or defenses to the enforcement of the Guaranty. If Purchaser acquires the Demised Premises and the Guaranty is assigned to Purchaser or its designee, the Guaranty shall be enforceable by Purchaser or such designee against the undersigned as if the Guaranty had been originally executed and delivered by the undersigned to such Purchaser or designee.

[name of guarantor]

By:__________________

Date: ________________, 2014

EXHIBIT I

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”), is made as of ____________, 2014 by and between ___________________, a ___________ (“Assignor”) and SPIRIT MASTER FUNDING IX, LLC, a Delaware limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of________________, by and between Assignor (and certain affiliates of Assignor) and Assignee (the “Purchase Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto owned by Assignor, all as more particularly described in the Purchase Agreement (collectively, the “Property”). Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement; and

WHEREAS, the Purchase Agreement provides, inter alia, that Assignor shall assign to Assignee the Assignor’s/landlord’s interest in the lease (and associated guaranties, if any) affecting the Property described on Exhibit A attached hereto (collectively, the "Lease Agreement"), and that Assignor and Assignee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.     Assignment. Assignor hereby assigns, transfers and conveys to Assignee, all right, title and interest of Assignor as landlord under the Lease Agreements. Assignor shall remain liable for the performance of any obligation required to be performed by the landlord under the lease for all periods prior to the date hereof. The original signed counterpart of the Lease Agreement, or copies thereof, if no originals are available, together with any and all supplements and amendments thereto, have been delivered to Assignee herewith.

2.     Assumption. Assignee, by acceptance of this Assignment and the Lease Agreement, hereby assumes and agrees to keep, observe and perform all of the covenants, conditions, terms and provisions under the Lease Agreement to be kept, observed and performed by the landlord thereunder from and after the date hereof.

3.     Miscellaneous. This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Purchase Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

4.     Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

5.     Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.

ASSIGNOR:

ASSIGNEE:

SPIRIT MASTER FUNDING IX, LLC,
a Delaware limited liability company

By:	Spirit SPE Manager, LLC,
a Delaware limited liability company,
its Manager

By:
Mark Manheimer, Executive Vice President

Exhibit A

[insert description of the existing lease and any applicable guaranty]

SCHEDULE 1

“Valid Title Objection” shall means an objection raised by the Purchaser with respect to a Property because (a) the fee simple record title to such Property and all improvements thereon (including building, parking and driveway areas utilized by Seller) are not solely in the name of the Seller; (b) there is an agreement of record that imposes building, construction, maintenance or indemnification obligations on the fee owner of the Property, it being agreed, however, that easement, covenant and restriction documents that are customary in typical shopping center developments will not be objectionable to Purchaser (“Typical ECRs”); (c) there is no ingress/egress to and from the Property’s existing curb cuts to a publicly dedicated and accepted road; (d) the Survey discloses inadequate parking (as required by applicable law) for the Property; (e) the Survey obtained by Purchaser shows an encroachment of a building or other permanent structure (other than parking areas or fences, so long as such encroachment of parking areas or fences does not interfere with Tenant’s business) of any adjoining property onto the Property, or an encroachment of the improvements (including building, parking and/or driveway areas) purportedly owned by Seller onto (A) adjoining property or (B) onto easements located on the Property in violation of such easements; (f) the surveyed legal description does not match the legal description in the vesting deed and the Title Company is unable to provide a “same as survey” endorsement; (g) the Survey or any zoning letter or report obtained by Purchaser indicates a violation of a building or zoning code; (h) the title to any part of the Property is subject to any mineral rights, water rights or mining rights in favor of third parties and the Title Company is unwilling or unable to provide affirmative coverage against surface operations; (i) there is a recorded or unrecorded purchase right, right of first refusal or right of first offer encumbering any part or all of a Property; (j) there is a recorded or unrecorded lease, memorandum of lease or other occupancy agreement (other than the Existing Lease) affecting the Property which is not terminated of record; (k) there is an agreement affecting a Property which provides for shared access or parking with a property other than such Property (but the foregoing shall not apply to a Property in a shopping center as to which there is a Typical ECR affecting title to the entire shopping center (including the Property) so long as the Title Company will insure all access easements benefitting the Property and such easement agreement does not impose upon the owner of the Property any disproportionate maintenance or other obligations, and the foregoing shall not apply to an access easement in favor of an adjoining property owner so long as such easement is locatable on a survey, does not interfere with any structures on the Property, can be relocated by the Property owner if there is a change in configuration of the buildings on the Property and the costs of maintaining the Property area affected by such easement is shared ratably by the Property owner and the beneficiary of such access easement); (l) there is an easement agreement affecting a Property which is not a customary utility easement for the benefit of the Property or which is not an easement common to properties in the subdivision of which the Property is a part (but excluding cross easement agreements described in subparagraph (k)); (m) there is an agreement affecting a Property providing for payments of assessments or fees over time (examples of such agreements may be a payment in lieu of taxes agreement, an agreement regarding payments of special assessment, or an agreement establishing payment of special municipal fees); (n) the Property is subject to condominium or association documents other than a lot owners’ association established under a Typical ECR; (o) each lot comprising the Property is not separately subdivided or does not have its own tax parcel number; (p) if one or more lots comprise a Property, the lots are not contiguous or the Title Company is unable or unwilling to provide the Purchaser a contiguity endorsement; (q) the Property is subject to a rezoning action, downzoning action or moratorium action, or a notice of any such action has been recorded against the Property; (r) the use of the Property is restricted pursuant to a written agreement affecting the Property (excluding restrictions on the use of a Property as an adult bookstore, gambling establishment or a use restricted by applicable zoning); (s) the Title Commitment discloses the existence of a third party which purports to own an interest in all or part of the Property; (t) there is a development agreement or similar agreement of record imposing development obligations on the owner of the Property; or (u) Purchaser is unable to obtain from the Title Company an ALTA 9.2-06 endorsement with respect to such Property.

“Valid Environmental Objection” means an objection raised by Purchaser with respect to a Property because (a) an Environmental Report discloses the existence of a “recognized environmental condition” (as such term is used in ASTM E1527-13), (b) an Environmental Report recommends undertaking a Phase II environmental report, (c) the historical use of a Property (according to any information obtained by Purchaser during its due diligence) was a dry cleaning facility, fingernail salon, gas station or oil change facility, (d) an Environmental Report discloses the existence of a Release of a Hazardous Material onto such Property, (e) any report obtained by Purchaser during its due diligence indicates that the Property may have contained a UST and the Purchaser’s environmental engineer is unable to (A) confirm to Purchaser that no further investigation is required and/or (B) is unable to confirm that all USTs have been removed, and all remediation (if required) was previously undertaken, in compliance with all Legal Requirements.